Exihbit 99.7

Consent of Centerview Partners LLC

The Board of Directors
Era Group Inc.
945 Bunker Hill
Suite 650
Houston, TX 77024

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated January 23, 2020, to the Board of Directors of Era Group Inc. (“Era”), as Annex E to, and reference to such opinion letter under the headings “Summary–Opinion of Era’s Financial Advisor”, “The Merger – Background of the Merger”, “The Merger–Era’s Reasons for the Merger and Recommendation of the Era Board”,  “The Merger–Opinion of Era’s Financial Advisor” and “The Merger – Certain Era Unaudited Prospective Financial Information” in, the proxy statement/prospectus relating to the proposed transaction involving Era and Bristow Group Inc. (“Bristow”), which proxy statement/prospectus forms a part of the registration statement on Form S-4/A of Era (the “Registration Statement”). In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

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Very truly yours,

/s/ CENTERVIEW PARTNERS LLC

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